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                                                                  EXHIBIT 10(y)

                                                        8-20-98

                             TCF NATIONAL BANK ILLINOIS
                         AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment (the "Amendment") to that certain Employment Agreement entered into effective as of September 5, 1997 (the "Agreement") is entered into as of AUGUST 18, 1998 (the "Effective Date"), by and among TCF National Bank Illinois ("TCF Illinois"), TCF Financial Corporation ("TCF Financial") and David
H. Mackiewich ("Executive").

     WHEREAS, TCF Illinois is a wholly owned subsidiary of TCF Financial;

     WHEREAS, Executive has been elected to and has agreed to serve in the position of Executive Chairman for TCF Illinois, a position of substantial responsibility which includes advising on potential merger and acquisition opportunities;

     WHEREAS, subsequent to the execution of the Agreement, TCF Illinois has completed an acquisition of a substantial number of branches which was not anticipated at the time the Agreement was executed;

     WHEREAS, Executive, TCF Illinois and TCF Financial wish to amend the Agreement to take into account the changed circumstances by substantially reducing Executive's responsibilities and compensation, by providing for his employment term to continue through January 2, 2002, the day after his grant of restricted stock will vest and by providing for payment at this time of the change in control payment which he would otherwise be entitled to receive at termination of employment as a result of the acquisition of Standard Financial, Inc., effective September 5, 1997; and

     WHEREAS, contemporaneously with the signing of this Amendment the parties are terminating the Change in Control Agreement between TCF Illinois, TCF Financial and Executive; TCF Illinois is making payment in full to Executive of the lump sum that would be due thereunder if Executive had a termination of employment effective as of the date of this Amendment; and the parties are amending the restricted stock award agreement with Executive to provide for full vesting on January 1, 2002 regardless of whether the ROE goals previously related to his shares are met;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter provided, the parties hereto agree as amend the Agreement follows:

                                         1.

     Section 1.1 ("Change in Control") is deleted.

                                         2.

     Section 1.5  ("Good Reason") is amended to read as follows in full:

          (a) without Executive's express written consent: (1) Executive is assigned any duties inconsistent in any material respect with Executive's employment positions, duties, responsibilities and status with TCF Illinois or TCF Financial as provided under this Amendment; (2) Executive's reporting responsibilities, titles or offices as provided in this Amendment are changed in any material respect; (3) the Term of this Agreement is reduced from that set forth in Section 3.3, as amended by this Amendment; (4) Executive is removed from or is not re-elected to the position of Executive Chairman of TCF Illinois, except in connection with the termination of Executive's

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employment for Cause, on account of Disability, as a result of Executive's death, or by Executive other than for Good Reason;

          (b) without Executive's express written consent: (1) TCF Illinois or TCF Financial reduces in any material respect the base salary of Executive provided for by this Amendment; (2) TCF Illinois or TCF Financial discontinues Executive's participation in the TCF Stockshare Plan, the TCF Cash Balance Pension Plan, the TCF Medical Plan, TCF Group Term Life Insurance Plan or TCF Disability Plan other than through an amendment or other action applicable to all employees generally; or (3) TCF Illinois' principal executive offices are relocated to a location at least fifty miles from their current location;

           (c) without Executive's express written consent, TCF Illinois or TCF Financial fail to obtain the assumption of all obligations under the Agreement by any successor as contemplated in Section 8.5 of the Agreement; or

           (d) without Executive's express written consent, Executive's employment is purported to be terminated in a manner which is not pursuant to a Notice of Termination satisfying the requirements of Section 7.4 of this Agreement.

                                         3.

Section 2  (EMPLOYMENT AND TERM) is amended to read as follows in full:

     2.1 EMPLOYMENT. TCF Illinois agrees to continue to employ Executive and Executive agrees to continue to serve as Executive Chairman of TCF Illinois. Executive agrees to accept Employment on the terms and conditions set forth in the Agreement, as amended by this Amendment.

     2.2 TERM. The term of the Agreement (the "Term") shall be the period beginning on September 5, 1997 (the "Effective Date") and ending on January 2, 2002 or such earlier time as provided by Article 7.

                                         4.

Section 3 (DUTIES OF EXECUTIVE) is amended to read as follows in full:

     3.1 TIME DEVOTED; DUTIES. Executive's duties shall consist of presiding over board meetings and advising the management of TCF Illinois and/or TCF Financial from time to time of merger or acquisition opportunities of which Executive becomes aware.. Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of TCF Illinois and TCF Financial. Executive shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the TCF Illinois and TCF Financial Boards. Executive shall also conduct his personal affairs, including his personal financial affairs, in a manner appropriate for his position.

     3.2 COVENANT NOT TO COMPETE. In consideration of the continued employment of Executive pursuant to this Amendment, as well as the payment to Executive, contemporaneously with the execution of this Amendment, of the change in control payment which Executive would otherwise be entitled to receive only upon termination of employment, Executive covenants and agrees that Executive shall not during the term of this Agreement:

          (a) without the prior written consent of TCF Financial or TCF Illinois, engage or become interested in any capacity, directly or indirectly (whether as proprietor, principal stockholder, director, partner, employee, trustee, beneficiary, or in any other capacity) in any business selling, providing or developing products or services competitive with products or services sold or maintained by TCF Financial or TCF Illinois within a 5-mile radius of the Chicago Metropolitan Statistical Area; or

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          (b)  recruit or solicit for employment by any other business any current or future employee of TCF Financial or TCF Illinois or any of its respective successors or any entities related to it.

     The provisions of this Section 3.2 shall expire on the earlier of: (i) January 1, 2002 and (ii) the date one year after Executive's termination of employment.

                                         5.

Section 4 (COMPENSATION) is amended to read as follows in full:

     4.1 .  Executive shall receive for his services the following Base
Compensation:

          (a) Effective starting as of July 1, 1998, TCF Illinois shall pay Executive a salary at an annual rate of $60,000.00 ("Base Compensation") payable in 26 equal bi-weekly installments per year (resulting in a total of $30,000 in salary for the months of July through December, 1998);

          (b) Any increase in Executive's Base Compensation shall be left to the sole discretion of the TCF Illinois Board. The Executive's Base Compensation shall not be subject to reduction during the Term of this Agreement except as otherwise provided in this Agreement.

     4.2  BONUS COMPENSATION.  Executive will not be eligible for a bonus.

     4.3 ADDITIONAL COMPENSATION. As further compensation Executive shall be eligible to continue to participate for the remaining term of the Agreement in the TCF Stockshare Plan, the TCF Cash Balance Pension Plan, the TCF Medical Plan, the TCF Group Term Insurance Plan and other benefit plans for which executives of TCF Illinois are generally eligible subject to the terms and conditions of each respective plan concerning participation. TCF Illinois will not make any further payment of premiums for Executive's Term Life Insurance policy with Pacific Mutual Life, Policy No. 1A22101880 or the premiums for Executive's personal disability policy with UNUM, Policy No. 1AD290740 after the date of this Amendment. Effective as of July 1, 1998, Executive shall not accrue any additional benefits under the STEP supplemental pension plan and no further contributions shall be made to that plan by TCF Illinois or TCF Financial. As soon as practicable after this Amendment is signed, TCF Illinois shall assign to Executive all of its interest in the Pacific Mutual Life Insurance Policy No. 1A22661680 pertaining to the STEP Plan. Notwithstanding the foregoing, Executive's rights to medical coverage shall continue under the TCF Medical Plan or a comparable plan, upon payment of the same premium as active TCF Illinois employees pay, until Executive becomes eligible for other comparable medical coverage elsewhere or until Executive becomes eligible for Medicare, whichever occurs first. Nothing in this amended section 4.3 shall prohibit TCF Illinois or TCF Financial from amending, replacing or terminating any of the plans in which Executive currently participates, provided that the terms of any such action apply to employees generally.

                                         6.

Section 5.2 is amended to read as follows in full:

            5.2 FRINGE BENEFITS. In addition to benefits in Section 4.3, as amended by this Amendment, Executive shall be entitled to receive from TCF Financial or TCF Illinois the use of a company car. Executive also has a grant of restricted stock in the amount of 60,000 shares (the "Restricted Stock Grant") which is expected to vest on January 1, 2002.

                                         7.

Section 6.1 (COVENANT NOT TO COMPETE) is moved to Section 3.2 as amended by this Amendment.

                                         8.

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Section 7.3 (VOLUNTARY TERMINATION) is amended to read as follows in full:
Executive may terminate his employment (i) for Good Reason or (ii) if the Term of the Agreement is changed without Executive's consent from that set forth in
Section 2.2 of this Amendment.

                                         9.

Section 8.4 is amended to read as follows in full:

     8.4 COMPENSATION UPON TERMINATION OTHER THAN FOR CAUSE. If Executive's employment is terminated other than for Cause or Disability or the Executive terminates employment pursuant to Section 7.3, Executive shall be entitled to the compensation Executive would have been entitled to under this Agreement as and when payable hereunder for the remainder of the Term, except that participation under the TCF Cash Balance Pension Plan, TCF Stockshare Plan, TCF Group Term Life Plan and TCF Disability Plan shall cease in accordance with the terms of those plans. If Executive's employment is terminated by TCF Illinois or TCF Financial for any reason other than for Cause, or Executive terminates employment pursuant to Section 7.3, then Executive shall be entitled to continuing coverage under the TCF Medical Plan, or other comparable medical coverage, for payment of the same premium as active TCF Illinois employees pay, until he becomes eligible for comparable coverage elsewhere or becomes eligible for Medicare, whichever comes first. Upon termination of Executive's employment by TCF Illinois or TCF Financial, regardless of whether for Cause, Disability or any other reason, or pursuant to Section 7.1, or upon termination of employment by Executive pursuant to Section 7.3 of the Agreement, Executive shall become fully vested in his Restricted Stock Grant. Upon Executive's termination of employment other than pursuant to Section 7.3, Executive's Restricted Stock Grant shall vest to the extent of the vesting percentage earned through the last January 1 preceding such termination of employment.

                                        10.

 .Section 9.3 is amended to read as follows in full:

     9.3 ENTIRE AGREEMENT; TERMINATION OF AND RELEASE UNDER CHANGE IN CONTROL AGREEMENT. This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, any and all employment agreements or Change in Control Agreements with Standard Financial, Inc. and/or Standard Federal Bank for savings. In connection with this Amendment, the parties hereby terminate that certain Change in Control Agreement by and between Executive and TCF Illinois and TCF Financial, executed as of September 5, 1997 (the "Change in Control Agreement") and no further payments or other compensation of any nature are due in the future under that Agreement (except that TCF Illinois' indemnification obligations as to fees and expenses under Sec. 2.2(b) and as to excise taxes under Sec. 2.4 of the Change in Control Agreement shall survive the termination of that Agreement). Executive hereby acknowledges full payment under said Change in Control Agreement and hereby releases TCF Illinois and TCF Financial from any further performance thereunder. In connection with the restricted stock grant made to Executive, there is an award agreement outstanding between Executive and TCF Financial which, subject to the terms and conditions of this Agreement, governs the vesting and other terms and conditions of that award. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. No modification or addition to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                         TCF  NATIONAL BANK ILLINOIS

                         By:
                            -------------------------------------

                         Title:
                               ----------------------------------

                         TCF FINANCIAL CORPORATION

                         By:
                            -------------------------------------

                         Title:
                               ----------------------------------

                         DAVID H. MACKIEWICH


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